SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No.13)*



                               GENTEX CORPORATION
                                (Name of Issuer)

                     Common Stock, Par Value $.06 Per Share
                         (Title of Class of Securities)

                                   371901-10-9
                                 (CUSIP Number)



         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continues on the following page(s))

                                Page 1 of 4 Pages




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CUSIP NO. 371901-10-9                13G                       Page 2 of 4 Pages




1.       NAME OF REPORTING PERSON

         Dan Bauer
         ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America

                           5.       SOLE VOTING POWER

   NUMBER OF
      SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
    OWNED BY
       EACH
   REPORTING
      PERSON               7.       SOLE DISPOSITIVE POWER
        WITH


                           8.       SHARED DISPOSITIVE POWER



9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9






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CUSIP NO. 371901-10-9                     13G                  Page 3 of 4 Pages

12.      TYPE OF REPORTING PERSON*

         IN

Item 1(a)         Name of Issuer:

                  Gentex Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  600 N. Centennial
                  Zeeland, MI 49464

Item 2(a)         Name of Person Filing:

                  Dan Bauer

Item 2(b)         Address of Principal Business Office:

                  Dan Bauer:                2361 Sunset Bluff
                                            Holland, MI 49423

Item 2(c)         Citizenship:

                  United States of America

Item 2(d)         Title of Securities:

                  Common Stock, Par Value $.06

Item 2(e)         CUSIP Number:

                  371901-10-9

Item 3            Not applicable.

Item 4            Ownership:

                  Not applicable.




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CUSIP NO. 371901-10-9               13G                        Page 4 of 4 Pages

Item 5            Ownership of 5% or less of a Class:
                  ----------------------------------

                  If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                                                                           |X|

Item 6            Ownership of More than 5% on Behalf of Another:
                  ----------------------------------------------

                  Not applicable.

Item 7            Identification  and  Classification  of the  Subsidiary  which
                  --------------------------------------------------------------
                  Acquired  the  Security Being  Reported  on by  Parent Holding
                  --------------------------------------------------------------
                  Company:
                  -------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not applicable.

Item 10           Certification:

                  Not applicable.

Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

Dated:   February 5, 1997

                                                       /s/ Dan Bauer
                                                       Dan Bauer

MORAN\GENTEX\N0432.016


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